As filed with the Securities and Exchange Commission on October 12, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

LITHIUM AMERICAS CORP.
(Exact name of registrant as specified in its charter)

_______________

British Columbia,	Not Applicable
Canada	(I.R.S. Employer
(State or other jurisdiction	Identification No.)
of incorporation or
organization)

355 Burrard Street, Suite 1150
Vancouver, British Columbia
Canada, V6C 2G8
(Address of Principal Executive Offices, including Zip Code)

Lithium Americas Corp. Amended and Restated Equity Incentive Plan
Western Lithium USA Corporation Amended and Restated Employees’ and Directors’ Stock Option Plan

(Full title of the plans)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9200
(Name, address and telephone number of agent for service)
_______________
Copy to:

W. Thomas Hodgson	Rob Lando
Lithium Americas Corp.	Osler, Hoskin & Harcourt LLP
355 Burrard Street, Suite 1150	620 Eighth Avenue, 36th Floor
Vancouver, British Columbia	New York, New York 10018
Canada V6C 2G8	(212) 867-5800
(778) 656-5811

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ X ](Do not check if a smaller reporting company)	Smaller reporting company [ ]

Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

_______________

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount To Be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share	Offering Price	Fee
Common Shares under the Lithium Americas Corp. Amended and Restated Equity Incentive Plan	6,079,250	US$4.18 (2)	US$25,411,265 (2)	US$3,079.85
Common Shares under the Lithium Americas Corp. Amended and Restated Equity Incentive Plan	3,920,750	US$4.77 (3)	US$18,701,977.5 (3)	US$2,266.68
Common Shares under the Western Lithium USA Corporation Amended and Restated Employees’ and Directors’ Stock Option Plan	1,451,595	US$1.25 (4)	US$1,814,493.75 (4)	US$219.92
Total:	11,451,595	N/A	US$45,927,736.25	US$5,566.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such indeterminate number of additional Common Shares as is necessary to eliminate any dilutive effect of any future stock split, stock dividend, recapitalization or other similar transactions.
(2)	For the purposes of computing the registration fee only. Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price is based upon the average of the high and low prices per Common Share as reported on the New York Stock Exchange on October 9, 2018, which was US$4.175 per Common Share.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based upon the weighted average exercise price of the outstanding options of Cdn$6.18 at an exchange rate of Cdn$1.00 = US$0.7713, the Bank of Canada daily exchange rate for the Canadian dollar on October 9, 2018.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based upon the weighted average exercise price of the outstanding options of Cdn$1.62 at an exchange rate of Cdn$1.00 = US$0.7713, the Bank of Canada daily exchange rate for the Canadian dollar on October 9, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing information specified in Part I of Form S-8 will be sent or given to eligible employees of Lithium Americas Corp. participating under the Lithium Americas Corp. Amended and Restated Equity Incentive Plan and the Western Lithium USA Corporation Amended and Restated Employees’ and Directors’ Stock Option Plan of Lithium Americas Corp. (the “Corporation,” the “Registrant,” “we” or “us”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference into Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into the Section 10(a) prospectus) and other documents required to be delivered to eligible participants pursuant to Rule 428(b) are available without charge. Requests should be directed to Lithium Americas Corp., 355 Burrard Street, Suite 1150 Vancouver, British Columbia Canada V6C 2G8, (778) 656-5811.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We incorporate by reference the following documents we filed under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC:

1.	our Annual Report on Form 40-F for the fiscal year ended December 31, 2017 filed with the SEC on March 29, 2018;

2.

our Reports on Forms 6-K furnished to the SEC on January 22, 2018 (two reports), May 14, 2018, May 18, 2018 (Film Nos. 18847564 and 18847672), June 21, 2018, June 25, 2018, August 7, 2018 (Film No. 18997669), August 14, 2018, August 15, 2018 (Film No. 181020059), August 23, 2018 and August 27, 2018; and

3.

the description of the Common Shares contained in the Registration Statement on Form F-10 filed with the SEC on January 18, 2018 (the “Form F-10”), and any amendments to the Form F-10 filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents, except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160(a) of the Act, and subject to Section 163 of the Act, an individual who:

  is or was a director or officer of the Registrant;

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant; or

  at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and including, except in the definition of “eligible proceeding” and except in sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against all eligible penalties (as defined below) to which the eligible party is or may be liable. Section 160(b) of the Act permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined below) in respect of that proceeding.

Under Section 159 of the Act, an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An “eligible proceeding” means a proceeding (as defined below) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163(1) of the Act, the Registrant must not indemnify an eligible party under Section 160(a) of the Act, or pay the expenses of an eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must neither indemnify the eligible party under Section 160(a) of the Act in respect of the proceeding, nor pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, on application of the Registrant or an eligible party, the Supreme Court of British Columbia (the “Court”) may do one or more of the following:

  order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the Court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.

Under Article 21.2 of the articles of the Registrant (the “Articles”), and subject to the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 21.2 of the Articles.

Subject to any restrictions in the Act, the Registrant may indemnify any person.

The failure of a director, alternate director or officer of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under Part 21 of the Articles.

For the purposes of the Articles:

  an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

  an “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and

  “expenses” has the meaning set out in the Act.

Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

  is or was a director, alternate director, officer, employee or agent of the Registrant;

  is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;

  at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

  at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

  against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant entered into indemnity agreements with its directors and executive officers whereby the Registrant has agreed to indemnify the directors and officers to the extent permitted by the Registrant’s Articles and the Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Item	Exhibit
4.1	Amended Articles of Incorporation of the Corporation, dated October 23, 2017 (incorporated by reference from the Corporation’s Registration Statement on Form 40-F included as Exhibit 99.1, filed with the SEC on January 18, 2018).
4.2	Notice of Articles and Incorporation Application, dated October 4, 2017 (incorporated by reference from the Corporation’s Registration Statement on Form 40-F included as Exhibit 99.2, filed with the SEC on January 18, 2018).
4.3	Common Share Certificate Specimen (incorporated by reference from the Corporation’s Registration Statement on Form 40-F included as Exhibit 99.4, filed with the SEC on January 18, 2018).
4.4*	Western Lithium USA Corporation Amended and Restated Employees’ and Directors’ Stock Option Plan, dated March 30, 2015.

4.5*	Lithium Americas Corp. Amended and Restated Equity Incentive Plan, dated May 30, 2018.
5.1*	Opinion of Cassels Brock & Blackwell LLP.
23.1*	Consent of Cassels Brock & Blackwell LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Qualified Person (Ernest Burga).
23.4*	Consent of Qualified Person (David Burga).
23.5*	Consent of Qualified Person (Mike Rosko).
23.6*	Consent of Qualified Person (Mark King).
23.7*	Consent of Qualified Person (Daron Abbey).
23.8*	Consent of Qualified Person (Tony Sanford).
23.9*	Consent of Qualified Person (Timothy Carew).
23.10*	Consent of Qualified Person (Mario Rossi).
23.11*	Consent of Qualified Person (Barry Smee).
23.12*	Consent of Qualified Person (Rene LeBlanc).
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement).
* filed herewith

Item 9. Undertakings

(a)	The Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Item	Exhibit
4.1	Amended Articles of Incorporation of the Corporation, dated October 23, 2017 (incorporated by reference from the Corporation’s Registration Statement on Form 40-F included as Exhibit 99.1, filed with the SEC on January 18, 2018).
4.2	Notice of Articles and Incorporation Application, dated October 4, 2017 (incorporated by reference from the Corporation’s Registration Statement on Form 40-F included as Exhibit 99.2, filed with the SEC on January 18, 2018).
4.3	Common Share Certificate Specimen (incorporated by reference from the Corporation’s Registration Statement on Form 40-F included as Exhibit 99.4, filed with the SEC on January 18, 2018).
4.4*	Western Lithium USA Corporation Amended and Restated Employees’ and Directors’ Stock Option Plan, dated March 30, 2015.
4.5*	Lithium Americas Corp. Amended and Restated Equity Incentive Plan, dated May 30, 2018.
5.1*	Opinion of Cassels Brock & Blackwell LLP.
23.1*	Consent of Cassels Brock & Blackwell LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Qualified Person (Ernest Burga).
23.4*	Consent of Qualified Person (David Burga).
23.5*	Consent of Qualified Person (Mike J. Rosko).
23.6*	Consent of Qualified Person (Mark King).
23.7*	Consent of Qualified Person (Daron Abbey).
23.8*	Consent of Qualified Person (Tony Sanford).
23.9*	Consent of Qualified Person (Timothy J. Carew).
23.10*	Consent of Qualified Person (Mario E. Rossi).
23.11*	Consent of Qualified Person (Barry W. Smee).
23.12*	Consent of Qualified Person (Rene LeBlanc).
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement).
* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 12th day of October, 2018.

LITHIUM AMERICAS CORP.
(Registrant)

/s/ W. Thomas Hodgson
Name:	W. Thomas Hodgson
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints W. Thomas Hodgson and Eduard Ephstein, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated, on the 12th day of October, 2018.

Signature	Title
/s/ W. Thomas Hodgson	Chief Executive Officer and Director
W. Thomas Hodgson	(Principal Executive Officer)

/s/ Eduard Epshtein	Chief Financial Officer
Eduard Epshtein	(Principal Financial Officer and Principal Accounting Officer)

/s/ George Ireland	Director
George Ireland
/s/ Wang Xiaoshen	Director
Wang Xiaoshen
/s/ Chaiwait Kovavisarach	Director
Chaiwait Kovavisarach
/s/ Gary Cohn	Director
Gary Cohn
/s/ Jean Fraser	Director
Jean Fraser
/s/ Franco Mignacco	Director
Franco Mignacco
/s/ Gabriel Marcelo Rubacha	Director
Gabriel Marcelo Rubacha
/s/ John Kanellitsas	Director
John Kanellitsas

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on the 12th day of October, 2018.

LITHIUM NEVADA CORPORATION

/s/ Alexi Zawadzki
Name:	Alexi Zawadzki
Title:	President North American Operations